Exhibit (a)(12)

OFFER DOCUMENT

MICROSOFT CORPORATION

STOCK OPTION TRANSFER PROGRAM

OFFER TO ELIGIBLE EMPLOYEES

EMPLOYED IN AUSTRALIA

OCTOBER 15, 2003

Participants in the Stock Option Transfer Program should monitor their participation and consider all risk factors relevant to their participation as set out in this Offer Document and the Additional Documents. The information contained in this Offer Document and the Additional Documents is general advice only. Employees should consider seeking advice from an independent person licensed by ASIC to give advice regarding participation in the Stock Option Transfer Program.

OFFER TO ELIGIBLE EMPLOYEES EMPLOYED IN AUSTRALIA

MICROSOFT CORPORATION

STOCK OPTION TRANSFER PROGRAM

This Offer Document sets out information regarding participation in the Microsoft Corporation Stock Option Transfer Program by Eligible Employees of Microsoft Corporation (the “Company” or “Microsoft”) and its Australian Subsidiaries (collectively, the “Microsoft Group”) employed in Australia.

Microsoft believes that its greatest asset is its employees, and Microsoft is committed to providing competitive compensation packages. To keep employees of the Microsoft Group motivated and committed to the future of the Microsoft Group, Microsoft developed this opportunity for you to realize some value in cash for certain outstanding employee stock options with exercise prices at or above US$33.00 per share.

Terms contained in this Offer Document have the same meaning as those defined in the Additional Documents.

1.	OFFER TO PARTICIPATE IN THE STOCK OPTION TRANSFER PROGRAM

This is an offer made by the Company under the Stock Option Transfer Program to Eligible Employees of the Microsoft Group employed in Australia (the “Australian Eligible Employees”) for the issue of rights under the Stock Option Transfer Program, that is, the right to elect to transfer all (but not some) of their Eligible Options for a Total Payment in cash, which may in certain circumstances be paid out according to a vesting schedule, as set forth in Section 10 below.

2.	TERMS OF PARTICIPATION

The terms of this offer to Australian Eligible Employees to participate in the Stock Option Transfer Program incorporate the rules of the Stock Option Transfer Program, as set forth in the Notice and the Australian Addendum. By accepting this offer to participate, you will be bound by the rules of the Stock Option Transfer Program and the Australian Addendum. Participation in the Stock Option Transfer Program is completely voluntary. If you elect not to participate, your existing Eligible Options will remain outstanding on their current terms and conditions. In addition, any options you hold other than Eligible Options will retain their current terms and conditions whether or not you participate in the Stock Option Transfer Program.

Microsoft does not plan to provide any other opportunities in the future that would be similar to this Stock Option Transfer Program in jurisdictions in which this offer is being made (including Australia).

3.	ADDITIONAL DOCUMENTS

In addition to the information set out in this Offer Document, the following documents (or online tool) distributed to Australian Eligible Employees provide further information necessary to make an informed decision in relation to your participation in the Stock Option Transfer Program:

(i)	Notice to Eligible Employees of Stock Option Transfer Program (the “Notice”), including the Summary Term Sheet and the Terms and Conditions of the Stock Option Transfer Program, but which has not been supplemented to reflect the rules contained in the Australian Addendum;

(ii)	Microsoft Corporation Stock Option Transfer Program Australian Addendum (the “Australian Addendum”);

(iii)	Stock Option Transfer Program Guide;

(iv)	Understanding the Stock Option Transfer Program;

(v)	Factors to Consider;

(vi)	Employee Election Tool;

(vii)	Program Resources and Assistance;

(viii)	Defined Terms; and

(ix)	Payment Process.

(the “Additional Documents”).

Australian Eligible Employees who are on leave of absence will be sent a paper packet of documents for the Stock Option Transfer Program, which includes several documents in addition to the Additional Documents listed above. Full details of the Stock Option Transfer Program are available in the Notice and the Additional Documents. This Offer Document contains a summary of the terms and conditions of the Stock Option Transfer Program, as supplemented by the Australian Addendum.

If you would like to request paper copies of the Notice, the Election and Withdrawal forms and other Additional Documents, you may call +(425) 706-8853 or email compchng@microsoft.com.

You should evaluate the data about your own options via the Employee Election Tool available on the Company’s internal online stock compensation web tool on https://stock under the Option Transfer tab.

4.	RELIANCE ON STATEMENTS

You should not rely upon any oral statements made to you in relation to this offer. You should only rely upon the statements contained in this Offer Document and the Additional Documents when considering your participation in the Stock Option Transfer Program.

5.	WHAT IS THE STOCK OPTION TRANSFER PROGRAM?

The Stock Option Transfer Program is a program intended to allow you to transfer all (but no less than all) of your Eligible Options in exchange for a Total Payment in cash, to be paid to you as set out in Section 10 below.

If you elect to participate in the Stock Option Transfer Program and the program closes, your Eligible Options will be transferred under the Stock Option Transfer Program to JPMorgan and JPMorgan will make payment to the Company. Your participation in the Stock Option Transfer Program is completely voluntary.

6.	AM I ELIGIBLE TO PARTICIPATE?

To be eligible to participate in the Stock Option Transfer Program, you must be an Eligible Employee. An Eligible Employee is a person who holds Eligible Options, is an employee of the Company Group (including a part-time employee or an employee on leave of absence) during the entire Election Period, up to and including the Election Deadline, and is not employed in Belgium, Italy, or Pakistan. Advisors, consultants and members of the Microsoft Board of Directors are not Eligible Employees.

7.	WHICH OPTIONS MAY I TRANSFER?

The options that you may transfer are set out in Question 5 of the Notice.

8.	HOW IS THE PRICE OF MY ELIGIBLE OPTIONS DETERMINED?

The pricing of every Eligible Option at every possible Average Closing Price was determined by negotiations between Microsoft and JPMorgan. The “Total Payment” for your Eligible Options will be determined using this negotiated pricing for your Eligible Options based on the actual Average Closing Price and will be the sum of the Initial Payment and all Contingent Payments, if any, for your Eligible Options transferred. The “Average Closing Price” means the arithmetic average (rounded up to the nearest 1/10,000 of a dollar) of the closing price of the Company’s common stock for every Available Trading Day during the Averaging Period.

The “Averaging Period” means the period beginning no later than the first business day following the second calendar day after the Election Deadline and ending on and including the earlier of (i) Monday, December 15, 2003 or (ii) the 15th consecutive Available Trading Day. An “Available Trading Day” means a trading day on which (a) there is no market disruption, (b) Microsoft’s registration statement is available (pursuant to the terms of Microsoft’s agreements with JPMorgan) to be used by JPMorgan in connection with JPMorgan’s hedging activities (described in Question 17 of the Summary Term Sheet contained in the Notice and in Section 10 of the Terms and Conditions contained in the Notice), and (c) if JPMorgan so requests, Microsoft or Microsoft’s counsel has delivered a statement to JPMorgan regarding the availability of such registration statement.

If the Averaging Period consists of five (5) or fewer Available Trading Days, then the Stock Option Transfer Program will be terminated, in which case you will retain all of your Eligible Options on their current terms and conditions, the transfer of your Eligible Options will be rescinded and you will not be paid for any Eligible Options, regardless of whether you elected to participate in the Stock Option Transfer Program.

9.	HOW CAN I FIND OUT HOW MUCH I WILL RECEIVE?

You will be able to determine the Total Payment that you may receive for your Eligible Options based on possible Average Closing Prices by referring to the “Employee Election Tool” available on the Company’s internal online stock compensation web tool on https://stock under the Option Transfer tab. You may use a table in the tool to determine the Total Payment for your Eligible Options based on the range of possible Average Closing Prices shown in the table. The tool also has a calculator for determining the Total Payment for your Eligible Options for every possible Average Closing Price that you specify, up to US$40 per share.

If you do not have access to the Employee Election Tool, you may contact Microsoft Stock Services at +(425) 706-8853 for assistance in obtaining the Pricing Information for your Eligible Options.

All amounts stated in the Notice and this Offer Document are stated in U.S. dollars. Any payments made to Australian Eligible Employees will be converted from U.S. dollars to your local payroll currency. Since your payment is made directly to you outside of the payroll process, the conversion will use the market spot exchange rate on the date the payment is processed.

The Total Payment for your Eligible Options will be determined based on the actual Average Closing Price determined after the end of the Averaging Period, which may be lower than the closing price of the Company’s common stock at the Election Deadline. Therefore, it is possible that you will receive a lower price for your Eligible Options than you would have received if the price were based on the closing price of the Company’s common stock at the time your election becomes irrevocable.

All payments will be made to you less the appropriate tax withholding by the Company and similar deductions we determine are required. You will not receive any interest equivalent on the Initial Payment.

10.	WHEN WILL THE TOTAL PAYMENT BE MADE?

If you are eligible and you elect to participate in the Stock Option Transfer Program, the timing of the Initial Payment and Contingent Payment(s) will depend on the amount of the Total Payment and, as of the Election Deadline, your Employee Level and the country in which you are employed. There are different payment schedules for different countries. A summary of the schedule of payments expected to be made follows, based on the assumption that Australia is your country of employment as of the Election Deadline. No interest equivalent will be paid on Initial Payments under any circumstances.

Australian Eligible Employees at Level 67 or below as of the Election Deadline: Microsoft intends to pay 100% of the Total Payment no later than December 31, 2003.

Australian Eligible Employees at Level 68 or above as of the Election Deadline: The Initial Payment will be a portion of the Total Payment equal to (1) the sum of (a) the top marginal income tax rate in Australia expressed as a percentage and (b) 18%, multiplied by (2) the Total Payment. The first Contingent Payment, which we intend to pay no later than December 31, 2005, will be one-half of the remainder of the Total Payment. The second Contingent Payment, which we intend to pay no later than December 31, 2006, will be the other half of the remainder. The Contingent Interest Payment(s) will be based on the Contingent Payments as described in Section 2 of the Terms and Conditions contained in the Notice.

The payment schedules described above assume that Microsoft will be able to make the Initial and Contingent Payment(s) on the next administratively feasible payroll date after the scheduled closing of the Stock Option Transfer Program and the scheduled vesting dates. JPMorgan is obligated to pay Microsoft for the Eligible Options upon consummation of the Stock Option Transfer Program, which is scheduled to occur no later than three business days following the end of the Averaging Period. Microsoft plans to make the Initial Payment on the next administratively feasible payroll date after the scheduled closing of the Stock Option Transfer Program. Accordingly, Microsoft will hold funds received from JPMorgan for approximately two weeks prior to distributing the funds to the Eligible Employees who have elected to participate in the Stock Option Transfer Program.

Microsoft reserves the right to accelerate one or more of the payment schedules if there is an adverse tax ruling or other regulatory action that would, in Microsoft’s judgment taking into account the best interest of the affected Eligible Employees, make it appropriate to accelerate the payment schedule.

11.	HOW CAN YOU OBTAIN UPDATED INDICATIVE EXAMPLES OF THE CURRENT MARKET PRICE OF MICROSOFT’S COMMON SHARES IN AUSTRALIAN DOLLARS?

Within a reasonable time following your request, the Company will provide you with the current market price for one common share in the Company and the Australian dollar equivalent of that price as at the date of your request. The current market price of a common share for this purpose will be the closing price of a common share for the previous trading day published by the Nasdaq.

The Australian dollar equivalent of a price will be calculated using the U.S. dollar sell rate published by an Australian bank on the business day previous to your request.

You should direct your request to Microsoft Stock Services by telephone at +(425) 706-8853 (telephone) or by email at compchng@microsoft.com.

12.	WHAT IF MY EMPLOYMENT TERMINATES?

Australian Eligible Employees at Level 67 or below as of the Election Deadline: If your employment (including part-time employment or leave of absence) with the Microsoft Group terminates for any reason after the Election Deadline, you will be paid the Initial Payment. To receive the Initial Payment, you must remain employed with the Microsoft Group until the Election Deadline.

Australian Eligible Employees at Level 68 or above as of the Election Deadline: If your employment (including part-time employment or leave of absence) with the Microsoft Group terminates for any reason after the Election Deadline but before the date on which one or more of the Contingent Payments would have become payable, you will be paid the Initial Payment. If your employment (including part-time employment or leave of absence) with the Microsoft Group terminates for any reason after the Election Deadline but before the date that one or more of the Contingent Payments would have become payable, you will forfeit any Contingent Payment that has not vested and any Contingent Interest Payment related to that Contingent Payment. To receive the Initial Payment, you must remain employed with the Microsoft Group until the Election Deadline. To receive each Contingent Payment, plus the Contingent Interest Payment related to the Contingent Payment, you must remain employed with the Microsoft Group for the entire vesting period applicable to each Contingent Payment.

If your employment is terminated due to death or total and permanent disability, you or your estate will be entitled to receive any Contingent Payment that would have become payable had you remained employed for a period of 12 months after the date of your death or the date on which you ceased performing services as a result of total and permanent disability. You or your estate will also be entitled to receive the Contingent Interest Payment related to that Contingent Payment. This payment, if applicable, will be made promptly following your death or termination of employment due to permanent disability.

13.	WHEN AND HOW CAN I ELECT TO PARTICIPATE IN THE STOCK OPTION TRANSFER PROGRAM?

If you wish to participate in the Stock Option Transfer Program, you must submit your election to participate by the Election Deadline, which is Midnight New York City/Eastern Time on Wednesday, November 12, 2003, or such other time as the deadline may be extended (as described at Section 7 of the Terms and Conditions contained in the Notice).

You must submit your election to participate by the method that applies to Australian Eligible Employees in Section 5 of Terms and Conditions contained in the Notice. This involves either (i) following the instructions to make your election to participate in the Employee Election Tool on https://stock under the Option Transfer tab, or (ii) faxing or mailing your completed paper copy of the electronic form, marked to indicate your election to participate, to Mellon Investor Services. Australian Eligible Employees who are on leave of absence will be sent a paper election packet with instructions about how to elect to participate. In order for your election to be valid, Mellon Investor Services must RECEIVE your signed election form by the Election Deadline.

If you have questions about making an election, you may contact Microsoft Stock Services at +(425) 706-8853 or send email to compchng@microsoft.com. You should review the Notice (including, if applicable, additional instructions on a paper copy of the Election Form) before making your election.

14.	WHAT ADDITIONAL RISK FACTORS APPLY TO AUSTRALIAN ELIGIBLE EMPLOYEES’ PARTICIPATION IN THE STOCK OPTION TRANSFER PROGRAM?

General risk factors in connection with the Stock Option Transfer Program are discussed at Question 24 of the Summary Term Sheet contained in the Notice. In addition, the Total Payment you receive will be affected by fluctuations in the US$/A$ exchange rate.

15.	STOCK OPTION TRANSFER PROGRAM TERMINATION

As more fully described in Section 8 of the Terms and Conditions of the Notice, the Stock Option Transfer Program is subject to a number of conditions. The Stock Option Transfer Program may be terminated by the Company or JPMorgan under certain circumstances. All conditions must be satisfied or waived at or before the consummation of the Stock Option Transfer Program, which occurs when JPMorgan pays Microsoft for the Eligible Options. If the Stock Option Transfer Program is terminated, you will retain all of your Eligible Options on their current terms and conditions, the transfer your Eligible Options will be rescinded and you will not be paid for any Eligible Options, regardless of whether you elected to participate in the Stock Option Transfer Program.

16.	WHAT ARE THE AUSTRALIAN TAXATION CONSEQUENCES OF PARTICIPATION IN THE STOCK OPTION TRANSFER PROGRAM?

The following is a general summary of the tax and other legal consequences of the transfer of your Eligible Options in exchange for the Total Payment for individuals subject to tax in Australia. This summary is general in nature and does not discuss all of the tax or other legal consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of holders of Eligible Options. Please note that tax and other laws change frequently and occasionally on a retroactive basis. We advise all holders of Eligible Options considering participating in the Stock Option Transfer Program to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

The tax consequences that are summarized below assume that you did not make an election to be taxed in the income year of grant of the Eligible Options. If you elected to be taxed on your Eligible Options at the time of grant, you should confirm your tax liability with your personal tax advisor.

Election to Participate / Amendment of Eligible Options

It is likely that you will neither be subject to tax when you elect to participate in the Stock Option Transfer Program nor when the Eligible Options are amended to become transferable to JPMorgan in exchange for the Total Payment.

Total Payment Schedule

To ensure that you will be able to pay the income tax and any applicable Medicare levy and surcharge tax due on the Initial Payment (as described below), Microsoft has decided to pay the Total Payment to you as the Initial Payment on or before December 31, 2003, unless your Employee Level is 68 or above. This means that, regardless of whether the amount of your Total Payment is less or greater than US$20,000, the Total Payment will not be divided into an Initial Payment and one or two Contingent Payments, subject to the end of the vesting period(s), again, unless your Employee Level is 68 or above.

If your Employee Level is 68 or above, you will receive as the Initial Payment a percentage of the Total Payment equal to the top marginal income tax rate in Australia plus another 18% of the Total Payment. The remainder of your Total Payment will be divided into two Contingent Payments.

Therefore, regardless of your Employee Level, you will be able to pay the income tax, any applicable Medicare levy and surcharge tax due on the Initial Payment.

Receipt of Total Payment

Your tax consequences will depend on whether the Stock Option Transfer Program is regarded as an arm’s length transaction or a non-arm’s length transaction under Australian tax law. Microsoft is currently in negotiations with the Australian tax authorities to clarify this issue and confirm the tax treatment. Please check with Microsoft or your employer on the outcome of the negotiations and the applicable tax treatment. In addition, we strongly recommend that you also confirm your tax liability and the likely outcome of the negotiations with your personal tax advisor.

Non-Arm’s Length Transaction.

It is likely that the Stock Option Transfer Program will not be regarded as an arm’s length transaction under Australian tax law. Therefore, it is likely that your tax consequences will be as follows:

(i) Tax on Transfer Date.

You are required to include in your assessable income the market value of your Eligible Options (the “Market Value”) in the year of income (i.e., the financial year ending June 30) in which the Eligible Options are transferred to JPMorgan (the “Transfer Date”).

The Market Value which is subject to tax will be determined as follows:

To the extent the option price of the Eligible Options exceeds the current market value of the underlying shares (as defined under Australian tax law) at the time of the transfer, the Market Value will be determined in accordance with a statutory formula. Under this formula, you will not have any taxable income with respect to the transfer of the Eligible Options if the market value of the underlying shares at the time of transfer is less than 50% of the option price.

The Market Value for each grant of Eligible Options must be calculated separately. This calculation will depend on the Eligible Option’s option price and remaining option term. In order to determine your total tax liability, your tax liability for each grant of Eligible Options must be aggregated. We recommend that you check with your personal tax advisor or your employer to determine the Market Value of your Eligible Options.

(ii) Receipt of Contingent Payments.

If your Employee Level is 68 or above and, therefore, your Total Payment will be divided into an Initial Payment and into two Contingent Payments, you will likely be subject to capital gains tax on receipt of the Contingent Payments (including any Contingent Interest Payments) as follows:

If and when you receive the Contingent Payments on the vesting dates, you will realize either a capital gain or a capital loss depending on whether the cost base of the “contingent right” to the Contingent Payment is greater than or less than the actual Contingent Payment (including any

Contingent Interest Payment) received on the vesting date. The cost base of the “contingent right” is equal to the market value of the right on the day that it is acquired (i.e., the Transfer Date), as determined by an independent valuation. The market value of the contingent right is based on the amount of the Contingent Payment you are entitled to receive, but this amount will be decreased to take into account the risk of forfeiture which applies to the Contingent Payment.

The capital gain made on the disposal of the contingent right (i.e., if and when you receive the Contingent Payments) may qualify for the 50% discount because the contingent right will be held for more than 12 months if the requirements in Division 115 of the Income Tax Assessment Act 1997 are met.

If your employment terminates prior to the vesting date(s) and any Contingent Payment(s) is forfeited, you will realize a capital loss equal to the cost base of the contingent right at the time of cancellation (i.e., when your employment terminates). Again, the cost base of the contingent right is equal to the market value of the right on the Transfer Date, as determined by an independent valuation.

Arm’s Length Transaction.

It is possible that the Australian tax authorities will take the position that the Stock Option Transfer Program should be regarded as an arm’s length transaction. In this case, your tax consequences will be as follows:

Employee Level 67 or below.

You will be subject to income tax, any applicable Medicare levy and surcharge tax on the amount of the Total Payment, which the Company expects you will receive in one payment as the Initial Payment on or before December 31, 2003. You are required to include in your assessable income the amount of the Total Payment in the year of income in which the Transfer Date occurs and in which you receive the Total Payment (which is expected to be paid out as the Initial Payment on or before December 31, 2003).

Employee Level 68 or Above.

If your Employee Level is 68 or above and, therefore, your Total Payment will be divided into an Initial Payment and into two Contingent Payments, you will likely be subject to tax as follows:

(i) Receipt of Initial Payment.

You will be subject to income tax, any applicable Medicare levy and surcharge tax on the amount of the Initial Payment and the market value of the contingent rights, as determined by an independent valuation. You are required to include in your assessable income this taxable amount in the year of income in which the Transfer Date occurs.

(ii) Receipt of Contingent Payments.

If and when you receive the Contingent Payments on the vesting dates, you will realize either a capital gain or a capital loss depending on whether the cost base of the contingent right to the

Contingent Payment is greater than or less than the actual Contingent Payment (including any Contingent Interest Payment) received on the vesting date. The cost base of the contingent right is determined as described under the Non-Arm’s Length Transaction section above.

The capital gain made on the disposal of the contingent right (i.e., if and when you receive the Contingent Payments) may qualify for the 50% discount because the contingent right will be held for more than 12 months if the requirements in Division 115 of the Income Tax Assessment Act 1997 are met.

If your employment terminates prior to the vesting date(s) and any Contingent Payment(s) is forfeited, you will realize a capital loss equal to the cost base of the contingent right at the time of cancellation (i.e., when your employment terminates).

Withholding and Reporting

Regardless of the outcome of the negotiations with the tax authorities and the applicable tax scenario, neither your employer nor Microsoft is required to withhold and report any applicable income tax, Medicare levy or surcharge tax on the Initial Payment or any Contingent Payments (including any Contingent Interest Payments), as applicable.

It is your responsibility to report and pay any taxes, Medicare levy and surcharge tax (if applicable) due on the Total Payment in the tax year in which you receive each payment.

Market Value

Please note that where the term “market value” is used above, it means the market value as determined in accordance with Australian tax law.

17.	WHAT ARE THE U.S. TAXATION CONSEQUENCES OF PARTICIPATION IN THE STOCK OPTION TRANSFER PROGRAM?

Australian Eligible Employees (who are not U.S. citizens or permanent residents) will not be subject to U.S. tax by reason only of the offer of the Stock Option Transfer Program, an election to participate in the Stock Option Transfer Program, or the receipt of any payment under the Stock Option Transfer Program. However, liability to U.S. taxes may accrue if an employee is otherwise subject to U.S. taxes.

The above is an indication only of the likely U.S. taxation consequences for individuals subject to tax in Australia who participate in the Stock Option Transfer Program. Australian Eligible Employees should seek their own advice as to the U.S. taxation consequences of participation.

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We urge you to carefully review the information contained in this Offer Document and the Additional Documents.

Yours sincerely,

MICROSOFT CORPORATION

By:	/S/ JOHN A. SEETHOFF

John A. Seethoff Assistant Secretary

Microsoft Corporation

Stock Option Transfer Program

Australian Addendum

1.	Purpose

This Addendum (the “Australian Addendum”) to the Microsoft Corporation Stock Option Transfer Program (the “SOTP”) (as defined below) is hereby adopted to set forth certain rules, which, together with the provisions of the Notice to Eligible Employees of Stock Option Transfer Program (the “Notice”) (which is supplemented by this Australian Addendum for the purpose of the implementation of the SOTP in Australia to ensure compliance with the Instrument (as defined below)), shall govern the operation of the SOTP with respect to Eligible Employees of Microsoft Corporation (the “Company”) and its Australian Subsidiaries (as defined below) employed in Australia.

2.	Definitions

Except as set out below, capitalised terms used herein shall have the meaning ascribed to them in the Notice. In the event of any conflict between these provisions and the Notice, these provisions shall prevail.

For the purposes of this Australian Addendum:

“ASIC” means the Australian Securities and Investments Commission;

“Australian Subsidiary” means any entity that is a Subsidiary of the Company and has Eligible Employees in Australia;

“Company” means Microsoft Corporation;

“Instrument” means the instrument of relief dated 14 October 2003 and granted by ASIC in connection with the SOTP;

“Participant” means an Eligible Employee to whom an Eligible Offer is made and who accepts such an offer;

“SOTP” means the Stock Option Transfer Program made available by the Company to Eligible Employees in the form of the document filed with the United States Securities and Exchange Commission on 15 October 2003, as it may be amended from time to time; and

“Subsidiary” has the same meaning as in the Corporations Act 2001.

3.	Eligible Employees

In Australia, the offer under the SOTP must be extended only to Eligible Employees.

4.	Form of Offer

Any offer made in Australia to an Eligible Employee to participate in the SOTP must be included in a document (“Offer Document”) which sets out the terms of the offer and which must include or be accompanied by a copy of the rules of the SOTP, or a summary of the rules of the SOTP. Where only a summary is provided with the offer, the Offer Document must include an undertaking that during the period during which an Eligible Employee may acquire the financial products offered under the SOTP (the “Offer Period”), the Company or an Australian Subsidiary will, within a reasonable period of the Eligible Employee so requesting, provide the Eligible Employee without charge with a copy of the rules of the SOTP.

The Offer Document must also:

4.1	disclose the terms and conditions of the SOTP including the basis upon which the rights under the SOTP will be issued to Eligible Employees that accept the offer, and the mechanism by which the value of the rights may be ascertained; and

4.2	include an undertaking and an explanation of the way in which the Company or its associated body corporate will, during the participation period of the SOTP, make available to the Eligible Employee the Australian dollar equivalent of the common shares in the Company.

The Company must take reasonable steps to ensure that any Eligible Employee to whom an offer is made is given a copy of the Offer Document.

5.	Further Conditions of the Instrument

5.1	The Company must keep at the registered office of an associated body corporate in this jurisdiction and make available to ASIC, upon request, a register of Participants and enter in the register:

(a)	the name and address of each Participant;

(b)	the extent of the holding of each Participant;

(c)	the date at which the name of each Participant was entered in the register; and

(d)	the date at which any Participant’s participation ceased.

5.2	Except as may be required by the laws of the United Stated States of America, the Company must not modify or vary the rules of the SOTP in any material respect which would adversely affect the rights and interests of Participants unless ASIC notifies the Company, or any other person acting for or on behalf of the Company, in writing that it does not object to the modification or variation.

5.3	The Company must take all reasonable steps to ensure that the provisions of the rules of the SOTP are complied with.

5.4	The Company must take all reasonable steps to ensure that the SOTP at all times complies with the laws of the United States of America.

6.	Filing the Offer Document with the ASIC

A copy of the Offer Document (which need not contain details of the offer particular to the Eligible Offeree such as the identity or entitlement of the Eligible Employee) and each accompanying document must be provided to ASIC not later than seven (7) days after the first provision of that material to an Eligible Employee.

7.	Compliance with Undertakings

The Company or an Australian Subsidiary must comply with any undertaking required to be made in the Offer Document by reason of the Instrument.

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